Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Idera Pharmaceuticals, Inc. for the registration of common stock, preferred stock, depositary shares and warrants and to the incorporation by reference therein of our report dated March 13, 2014 with respect to the financial statements of Idera Pharmaceuticals, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

Boston, Massachusetts	/s/ Ernst & Young LLP

May 12, 2014	Ernst & Young LLP